Exhibit 15.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the inclusion of the statements of reserves contained in our report dated 1 July, 2007 and references to us, including under the heading "Statements by Experts" appearing in the Registration Statement on Form 20-F/A (Amendment No. 3) of Samson Oil & Gas Limited as filed with the Securities and Exchange Commission.

MHA Petroleum Consultants, Inc.

By:  /s/ MHA Petroleum Consultants, Inc.

Denver, Colorado
November 20, 2007